Exhibit 10.20

19 October 2018

Georgia Erbez

VIA EMAIL -

Dear Georgia

On behalf of Harpoon Therapeutics, Inc. (“Harpoon” or the “Company”), I am pleased to set forth the terms of your employment with the Company, should you accept our offer:

1.

You will be employed to serve on a full-time basis as Chief Financial Officer, responsible for such duties as are consistent with such position, plus such other duties as may from time to time be assigned to you by the Company. You shall report to the President and CEO of the Company (Gerald McMahon) and ultimately to the Board of Directors which will be led by Chairman of the Board of the Company Luke Evnin). You agree to devote substantially all your business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. It is contemplated that you will commence full time employment on October 29, 2018 the exact start date to be mutually agreed upon. You shall work out of the Company’s office, which will be at the Company’s South San Francisco location.

2.

Your base salary will be at the monthly rate of $27 ,083.33 (equivalent to an annualized base salary of $325,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the Company’s regular payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.

Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you will be eligible for a discretionary retention and performance bonus of up to 35% of your annualized base salary, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in its sole discretion in accordance with certain milestones to be mutually agreed upon between you and the Board each year. You must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. Any bonus would be pro-rated for the 2018 calendar year based on your start date with the Company which bonus amount shall be payable to you when bonuses are paid out to other Company employees (likely in February 2019).

1.

Subject to the terms and conditions thereof and all eligibility requirements, you may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time. You will also be eligible for vacation in accordance with the Company’s vacation policy. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Company at any time without advance notice.

2.

If, immediately prior to (within 60 days) or within 12 months following a Change in Control (as defined on Appendix A hereto), either your employment is terminated by the Company without Cause (as defined on Appendix A hereto) or you terminate your employment for Good Reason (as defined on Appendix A hereto), and provided you enter into and do not revoke a release of claims in a form provided by the Company:

•	all of your outstanding unvested unexercised options or restricted stock, as applicable, will immediately vest in full;

•

the Company will pay you as severance an aggregate amount equivalent to nine months of your then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in installments in accordance with the Company’s normal payroll practices, but in no event shall any payments be paid or provided until the release of claims actually becomes effective and irrevocable; and

•

should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, for a period of nine months following termination of your employment in such events, reimburse you for payments you make for COBRA coverage, except that in no event will such payments exceed the amount the Company then pays for health insurance coverage for active employees. The remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to nine months. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

Harpoon Therapeutics, Inc.

South San Francisco, CA

3.

If, at any time (other than a Change of Control), your employment is terminated by the Company without Cause or if you terminate your employment for Good Reason, and provided you enter into and do not revoke a release of claims in a form provided by the Company:

•

the Company will pay you as severance pay an aggregate amount equivalent to nine months of your then-current base salary, less all applicable taxes and withholdings, which severance pay will be paid ratably in installments in accordance with the Company’s normal payroll practices, but in no event shall any payments be paid or provided until the release of claims actually becomes effective and irrevocable; and

•

should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will for a period of nine months following your termination reimburse you for payments you make for COBRA coverage, except that in no event will such payments exceed the amount the Company then pays for health insurance coverage for active employees. You will not continue to vest in any equity awards after termination of employment (except as subject to Paragraph 6).

4.

Notwithstanding anything to the contrary in this letter, no payments of “deferred compensation” (the “Deferred Payments”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. If and to the extent necessary to avoid subjecting Employee to an additional tax under Section 409A, payment of the Deferred Payments, if any, that otherwise would be payable to you within the first six months following your termination of employment will instead be delayed until the date that is six months and one-day following your termination of employment (except where your termination of employment is due to your death). All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-I(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes herein. Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section I .409A-l (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein. For purposes of this letter, “Section 409A Limit” means two (2) times the lesser of: (x) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y)

Harpoon Therapeutics, Inc.

South San Francisco, CA

the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated. Each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of the Section 409A-related regulations. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

5.

Subject to the approval of the Board of Directors, the Company will grant to you a stock option (the “Option”) under the Company’s equity incentive plan (the “Stock Plan”) for the purchase of 1,073,000 shares of common stock which is, on a proforma basis, approximately 1.0% of the fully diluted number of shares outstanding following the completion of the Company’s planned Series C financing. Please note, this Option grant shall have a price per share equal to the fair market value at the time of Board approval. The Option and any other option grant will be evidenced in writing by, and subject to the terms of the Stock Plan and a stock option agreement provided by the Company, which agreement will stipulate that 25% of the grant vests upon a one year cliff from start of vest date, then 1/48th per month for 36 more months. You may be eligible to receive such future stock option grants as the Board of Directors shall deem appropriate.

6.

As a condition of your employment, you agree to execute an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employment Agreement”), a copy of which is attached as Appendix C hereto. The Employment Agreement requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to

Harpoon Therapeutics, Inc.

South San Francisco, CA

the Company. The Company acknowledges that your role on the Board of Directors and Chair or the Audit Committee of Artelo Biosciences, Inc. does not currently conflict with the above conditions. You agree not to bring any third party confidential information to the Company, including that of your former employer or consulting clients, and that in performing your duties for the Company you will not in any way utilize any such information.

7.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. If you do not do this, our employment relationship with you may be terminated.

8.

The Company reserves the right to conduct background investigations and/or reference checks on all of its employees. This offer is contingent on Harpoon receiving satisfactory reference and background checks

9.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except to the extent specifically set forth in Sections 6 and 7 hereof.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Employment Agreement. If you do not accept this offer by Friday, October 26, 2018 this offer will be revoked. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by me and you.

Very Truly Yours,

By:	/s/ Gerald McMahon

Name: Gerald McMahon
Title: President and CEO

Harpoon Therapeutics, Inc.

South San Francisco, CA

The foregoing correctly sets forth the terms of my at-will employment by Harpoon Inc. I am not relying on any representations other than those set forth above.

By: /s/ Georgia Erbez	Date:	October 20, 2018
Name: Georgia Erbez

Harpoon Therapeutics, Inc.

South San Francisco, CA

APPENDIX A

The following terms are used in Sections 6 and 7 of the offer letter to which this appendix is appended; “Executive” refers to Georgia Erbez.

l) “Cause” means any of:

(a) Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude; or b) a good faith finding by the Company that the Executive has (i) engaged in dishonesty, willful misconduct or gross negligence with respect to his employment duties, (ii) breached or threatened to breach the terms of any restrictive covenants or confidentiality agreement or any similar agreement with the Company or any prior employers, (iii) violated Company policies or procedures, and/or (iv) failed to perform his assigned duties to the Company’s satisfaction following notice of such failure by the Company and a period of 15 days to cure and failure to cure such violation.

2) “Good Reason” means the occurrence, without the Executive’s prior written consent, of any of the following events:

(i) a material reduction in the Executive’s authority, duties, or responsibilities; (ii) the relocation of the principal place at which the Executive provides services to the Company (which is currently South San Francisco, California) by at least 50 miles and to a location such that his daily commuting distance is increased; or (iii) a material reduction of the Executive’s base salary (other than in connection with, and in an amount substantially proportionate to, reductions made by the Company to the base salaries of other similarly-situated employees).

No resignation will be treated as a resignation for Good Reason unless (x) the Executive has given written notice to the Company of his intention to terminate his employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) the Executive has provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstances, the Executive ends his employment within 30 days following the cure period in (y).

3) “Change in Control” means any of the following:

(i) the acquisition by an individual, entity or group (within the meaning of Section or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of either (x) the then-outstanding shares of common stock of the Company (the

“Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any individual, entity, or group pursuant to a Business Combination (as defined below) that complies with clause (ii) of this definition;

(ii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation that as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; or

(iii) the liquidation or dissolution of the Company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

Harpoon Therapeutics, Inc.

South San Francisco, CA